Exhibit 99.1

Cell Therapeutics, Inc. Announces Exchange Offer
for Convertible Subordinated Notes

Exchange would retire up to $72.1 million of debt

November 19, 2002 Seattle—Cell Therapeutics, Inc. (CTI) (NASDAQ: CTIC) announced an exchange offer for its outstanding $175 million 5.75% Convertible Subordinated Notes (“Existing Notes”) due 2008. In the exchange, CTI will exchange the Existing Notes for $102.9 million 5.75% Convertible Senior Subordinated Note (“New Notes”) due 2008. The proposed exchange ratio is 0.588 of a New Note for each Existing Note. The New Notes will be senior in right of payment to the Existing Notes, and subordinated to CTI's senior debt. The conversion price of the New Notes is $10 per share. Prior to June 21, 2004, the Company will be permitted to provisionally call the New Notes if CTI’s common stock has traded above $15 for 20 trading days within a 30 consecutive trading day period. Except for the aggregate principal value, the conversion price, the subordination provision and the provisional call terms, the material terms of the Existing Notes and New Notes will be identical.

The impact of the exchange to CTI would result in a reduction in the principal amount of its outstanding convertible debt by up to $72.1 million and a reduction in annual cash interest payments of up to $4.1 million, and up to $22.7 million in the aggregate during the remaining term. The Company will reserve 10,290,000 shares of its common stock for issuance upon conversion of the New Notes. The Company has previously reserved 5,147,065 shares for issuance under the Existing Notes; if the exchange offer is fully subscribed, up to 5,142,935 additional shares will be reserved. In the second and third quarter of 2002, the Company repurchased approximately 2.6 million shares of common stock through its stock repurchase program. There are currently approximately 32.7 million shares of the Company's common stock outstanding.

CIBC World Markets is serving as the Dealer Manager for the exchange offer.

About Cell Therapeutics, Inc.

Based in Seattle, CTI is a biopharmaceutical company committed to developing an integrated portfolio of oncology products aimed at making cancer more treatable. For additional information, please visit www.cticseattle.com.

This announcement includes forward-looking statements that involve a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results. In particular, while CTI has announced the exchange offer, there is no assurance it will complete the transaction. If holders of notes fail to tender into the exchange offer or if conditions to close the transaction are not satisfied, the transaction will terminate. In addition to the foregoing, additional risks and uncertainties which could materially and/or adversely affect actual results of CTI are those related to CTI’s products under development, including risks associated with preclinical and clinical developments in the biopharmaceutical industry in general and with CTI’s products under development in particular including, without limitation, the potential failure of all compounds to prove safe and effective for treatment of disease, determinations by regulatory, patent and administrative governmental authorities, competitive factors, technological developments, costs of developing, producing and selling CTI’s products under development, and the risk factors listed or described from time to time in the Company’s filings with the Securities and Exchange Commission including, without limitation, the Company’s most recent filings on Forms 10-K, 8-K, S-3, S-4 and 10-Q.

Additional Information and Where To Find It

CTI has filed a registration statement on Form S-4 in connection with the exchange offer and plans to mail a prospectus containing information about the exchange offer. Investors, shareholders and holders of notes are encouraged to read the registration statement and the prospectus when they are available. The registration statement and the prospectus contain important information about CTI, the exchange offer and related matters. Investors, shareholders and holders of notes will be able to obtain free copies of the documents through the web site maintained by the Securities and Exchange Commission at www.sec.gov. Free copies of the prospectus may also be obtained from CTI by mail to 501 Elliott Avenue West, Suite 400, Seattle, Washington 98119, Attention: Investor Relations. CTI’s telephone number is (206) 282-7100.

In addition to the registration statement and the prospectus, CTI files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information filed with the Securities and Exchange Commission by CTI at the SEC Public Reference Rooms at 450 Fifth Street NW, Washington, DC 20549 or at any of the other public reference rooms of the Securities and Exchange Commission in New York, Chicago and Illinois. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. CTI’s filings with the Securities and Exchange Commission are also available to the public from commercial retrieval services and at the web site maintained by the SEC at www.sec.gov.

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For further information please contact:

Investors Cell Therapeutics, Inc. Leah Grant T: 206.282.7100 F: 206.272.4010 E: invest@ctiseattle.com	Media Cell Therapeutics, Inc. Candice Douglass T: 206.272.4472 F: 206.272.4010 E: media@ctiseattle.com

In Europe Ogilvy Public Relations Worldwide

Lara Gee
T: +44.20.7309.1158        F: +44.20.7309.1221
E:  lara.gee@uk.ogilvypr.com

www.cticseattle.com